Exhibit 99 (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 7, 2001, relating to the financial statements and financial highlights which appear in the October 31, 2001 Annual Report to Shareholders of Fixed Income Fund, which is also incorporated by reference into the Registration Statement. We also consent to the incorporation by reference in this Registration Statement on form N-1A of our report dated October 31, 2001, relating to the financial statements and financial highlights which appear in the September 30, 2001 Annual Reports to Shareholders of Micro Cap Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP
Baltimore, Maryland
June 28, 2002